EXHIBIT 99.1
                                                                    ------------

                CYPRESS AND SIMTEK TO EXPAND TECHNOLOGY AGREEMENT

               Simtek to Receive $4 Million in Pre-Paid Royalties
                  For Use of its SONOS-Based nvSRAM Technology



COLORADO SPRINGS, Colorado- March 30, 2006 - Simtek Corporation (OTC Bulletin
Board: SRAM ), the inventor, pioneer, and world's leading supplier of advanced monolithic nonvolatile static random access memory (nvSRAM) integrated circuits announced the signing of a License and Development Agreement with Cypress Semiconductor Corp. (NYSE:CY) which expands the agreement the two companies signed in May 2005.

Under the terms of the agreement:

     o Cypress will retain the right to include nvSRAM functionality on future programmable system-on-chip (PSoC(TM)) and customized integrated circuits originally granted in the May 2005 agreement, and now with clearly defined royalty payments to Simtek for the use of its SONOS-based nvSRAM intellectual property;

     o Simtek is granted the right to use certain intellectual property of Cypress in developing future generation nvSRAM products, including the jointly developed 0.13u SONOS-based CMOS process, advanced SRAM IP, design-related IP, design-for-manufacturability know-how; and other IP related to Cypress' advanced CMOS manufacturing processes and procedures;

     o Simtek and Cypress agree to broad manufacturing support terms that will provide Simtek with a range of industry-leading manufacturing skills and know-how to enable cost-effective manufacturing of leading-edge SONOS nvSRAMs;

     o Simtek and Cypress will extend the deployment of Simtek's proprietary nvSRAM technology, and work to establish SONOS as the preferred technology for high reliability, high endurance, and scaleable non-volatile products at 65nm and below;

     o Simtek and Cypress will jointly develop and market a family of products utilizing Simtek's patented SONOS-based non-volatile technology for production using Cypress's advanced manufacturing processes.

Upon signing the agreement, Simtek received $2 million from Cypress, and will receive additional payments of $1 million on June 30, 2006 and December 31, 2006. The agreement also calls for Simtek to issue warrants to Cypress to purchase 20 million shares of its common stock at an exercise price of $0.75 per share.

Harold Blomquist, chairman & CEO stated, "This agreement builds on the successes we have mutually enjoyed over the past 10 months in bringing Simtek's nvSRAM technology down to the 0.13 micron technology node. We are on schedule with the key product and technology milestones set in the former agreement. The collaboration and additional financial enhancements and incentives are a vote of confidence for Simtek and a strong endorsement of the company's patented SONOS-based nvSRAM technology."

Tom Surrette, vice president of Cypress's Non-Volatile Memory Business Unit said, "We view Simtek's technology as a value-added component to Cypress's IP in developing future generations of products. In a relatively short period of time together we have achieved significant milestones. Our confidence in our mutual success with this IP and subsequent products that will be generated continues to grow."

Additional details about this agreement maybe found in the Form 8-K filed by Simtek with the SEC today.


About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.


About Cypress

Cypress solutions are at the heart of any system that is built to perform: consumer, computation, data communications, automotive, industrial, and solar power. Leveraging a strong commitment to customer service and performance-based process and manufacturing expertise, Cypress's product portfolio includes a broad selection of wired and wireless USB devices, CMOS image sensors, timing solutions, specialty memories, high-bandwidth synchronous and micropower memory products, optical solutions, and reconfigurable mixed-signal arrays. Cypress stock is traded on the New York Stock Exchange under the ticker symbol CY. More information about the company is available online at www.cypress.com.


Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent Form 10-Q and Form 8-K filings.

Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com

Company Contact for Cypress:
Ed Rebello
408.545.7665
ewr@cypress.com